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                                  EXHIBIT 5.1



Bellwether Exploration Company
1331 Lamar, Suite 1455
Houston, Texas  77010

     Re: Distribution of up to 500,000 additional shares of Common Stock of Bellwether Exploration Company pursuant to the Company's 1996 Stock Incentive Plan

Gentlemen:

We have acted as legal counsel for Bellwether Exploration Company, a Delaware corporation ("Company"), in connection with the offer to certain eligible employees of the Company and its subsidiaries of a total of up to 500,000 additional shares (the "Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), issuable pursuant to the Company's 1996 Stock Incentive Plan ("Plan"), which were made available for distribution by the Board of Directors' adoption of an amendment to the Plan on September 12, 1997.

     We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction of the following:

      (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on March 7, 1994, as amended;

     (ii) the Bylaws of the Company as of the date of this opinion;

     iii) the Company's Registration Statement on Form S-8 covering the Shares ("Registration Statement");

     (iv) the Plan; and

     (v) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

     We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

     The Shares of Common Stock covered by the Registration Statement have been duly authorized and when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ Butler & Binion, L.L.P.
                                         -------------------------------
                                         BUTLER & BINION, L.L.P.
Houston, Texas
June 24, 1998